AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (hereinafter "Amendment") dated as of December 3, 2007, by and among UNION CENTER NATIONAL BANK, a bank chartered under the laws of Congress (hereinafter the "Bank"), CENTER BANCORP, INC., a New Jersey corporation that owns all of the capital stock of the Bank (hereinafter "Bancorp") and MARK CARDONE (hereinafter "Employee"),

WHEREAS, Bancorp, the Bank and the Employee entered into an Agreement dated January 1, 2007 that set forth the terms and conditions of Employee's continuing employment with the Bank and Bancorp (hereinafter the "January 2007 Agreement"); and

WHEREAS, pursuant to this Amendment the parties wish to amend the January 2007 Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for the additional consideration more particularly set forth in paragraph 2 herein, the parties hereby agree as follows:

1. Paragraph 1 of the January 2007 Agreement is hereby modified and shall henceforth provide:

Employment: Bank and Bancorp. agree to employ Employee, and Employee agrees to be so employed, in the capacity of Vice President of Bancorp and Senior Vice President of the Bank. Except as otherwise provided in the next sentence of this Section 1, employment shall be for a term of three (3) years, effective as of January 1, 2007 and ending on December 31, 2009. The term of this Agreement shall not automatically renew or be automatically extended beyond December 31, 2009. Notwithstanding the foregoing, if a "Change in Control Event" (as defined in Section 8(a) hereof) occurs at any time prior to December 31, 2009, then the term of the Agreement shall automatically be extended for a period of three (3) years from the date of such Change in Control Event.

2. Paragraph 5(b) of the January 2007 Agreement is hereby modified and shall henceforth provide:

Automobile: Effective January 1, 2008, Bank and Bancorp shall no longer provide Employee with an automobile. Bank and Bancorp shall, however, pay to Employee an automobile expense reimbursement of $400.00 per month and thirty cents ($.30) per mile based upon a daily mileage log for Bank business.

Title to the automobile currently being driven by and in the possession of Employee shall be transferred from and sold by the Bank to the Employee. The Employee shall pay the Bank $0 for the purchase and transfer of title from the Bank to the Employee. The Employee shall be responsible, however, for any costs or expenses that may be incurred with the applicable state Motor Vehicle Commission(s) in connection with the transfer of title from the Bank to the Employee.

3. Paragraph 6 of the January 2007 Agreement is hereby modified and shall henceforth provide:

Health Insurance, Life Insurance; Disability Insurance; Pension; and Other Plans. The Bank and Bancorp shall provide Employee with life insurance, short and long-term disability insurance health insurance, pension benefits and benefits under the Bank's 401(k) Plan to the extent that such benefits are provided to Employee on the date hereof, together with any benefit enhancements that may be added to such plans in the future. The monetary amount of such benefits received by Employee shall be in accordance with the terms and conditions of such plans.

4. Except as amended and modified hereinafter, the parties hereto agree that the terms and conditions of the January 2007 Agreement remain in force and effect and binding on the parties thereto.

IN WITNESS WHEREOF, the Bank and Bancorp each have, by their appropriate officers, signed and affixed their respective seal and Employee has signed and sealed this Agreement.

UNION CENTER NATIONAL BANK

By:	/s/ Anthony C. Weagley
Anthony C. Weagley

CENTER BANCORP, INC.

By:	/s/ Anthony C. Weagley
Anthony C. Weagley

By:	/s/ Mark Cardone
Mark Cardone